DCAP Group, Inc. 1158 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.dcapgroup.com

News Release

IMMEDIATE

Investor Contact:
Barry B. Goldstein
DCAP Group, Inc.
(516) 374-7600

DCAP Group Receives Nasdaq Deficiency Notice

Hewlett, New York—October 6, 2008—DCAP Group, Inc. (NASDAQ: DCAP), the largest chain of independent storefront insurance agencies in the Northeast, today announced that, on October 1, 2008, the Company received a deficiency notice from The Nasdaq Stock Market notifying the Company that it is not in compliance with Nasdaq Marketplace Rule 4310(c)(4) because the Company's common stock closed below the minimum bid price of $1.00 per share for the preceding 30 consecutive business days.

In accordance with Marketplace Rule 4310(c)(8)(D), DCAP Group has been provided an initial period of 180 calendar days, or until March 30, 2009, to regain compliance with the minimum $1.00 share bid price requirement. According to the letter, if at any time before March 30, 2009, the bid price of the Company's common stock closes at $1.00 per share or more for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has achieved compliance with Nasdaq's Marketplace Rule 4310(c)(4), although the letter also states that the Nasdaq staff has the discretion to require compliance for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, under certain circumstances.

If the Company cannot demonstrate compliance with Rule 4310(c)(4) by March 30, 2009, the Nasdaq staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c), except for the bid price requirement. According to the letter, if the Company meets the initial listing criteria, the Nasdaq staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Nasdaq staff will provide written notice that the Company's securities will be delisted. At that time, the Company may appeal the Nasdaq staff's determination to delist its securities to a Listing Qualifications Panel.

About DCAP Group
DCAP Group, Inc. owns and operates the largest chain of independent storefront insurance agencies in the Northeast.  Through DCAP Insurance, Barry Scott Insurance, Atlantic Insurance Agency and Accurate Agency, DCAP Group provides automobile insurance (and to a lesser extent, motorcycle and homeowners), enhanced by complimentary premium financing capabilities, to retail customers in New York and Pennsylvania.  Other products include automobile club service for roadside emergencies and income tax preparation services.  As of October 6, 2008, there were 64 owned or franchised storefront locations.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in DCAP’s latest Annual Report filed with Securities and Exchange Commission under Form 10-KSB.  The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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